Exhibit 10.4

January 8, 2015

Michael N. Needle, MD

1 Gillespie Lane

Morristown, NJ 07960

Dear Michael:

It is with great pleasure that we extend you this offer of employment to join AVEO Pharmaceuticals. The following letter sets forth the proposed terms and conditions of your offer of employment.

Position. Your position will be Chief Medical Officer reporting to me as Chief Executive Officer, and you will be designated a “Section 16 officer” (with the meaning of Rule 16a-1(f) under the Securities Exchange Act of 1934). If you accept this offer, your employment with the Company shall commence on a mutually agreed upon date.

Compensation:

•	Base Salary. Your initial annual salary will be $390,000 paid semi-monthly. You will be eligible for a salary review in our 2015 common review cycle, and your salary will be pro-rated based on your effective date of employment.

•	Incentive Bonus. Commencing in 2015, you will be eligible to participate in AVEO’s performance-based incentive bonus program. Your bonus target is 40% of your base annual salary and is subject to corporate and individual performance assessments. Payment of the annual bonus requires approval by the AVEO Board of Directors and is pro-rated based on your effective date of employment.

•	Stock Options. Subject to approval of the Company’s Compensation Committee, which is anticipated to meet in early February 2015, the Company shall grant you stock options to purchase 500,000 shares of common stock pursuant to the Company’s 2010 Equity Incentive Plan. The options will vest over 4 years from your hire date with 25% of the options vesting after 12 months and the remainder on a monthly basis thereafter.

Commencing in 2015, you will be also eligible to participate in the Company’s annual renewal equity program. Subject to the Company’s Option Committee approval, your renewal incentive stock options will be based on your performance and pro-rated to your effective date of employment. The renewal options will vest on a monthly basis over 4 years from the grant date.

Benefits. The Company offers a competitive benefits program. As an employee, you will be able eligible to participate in the family health, dental, individual life, and disability insurance; a 401(k) savings plan; three weeks of paid vacation per year accrued on per pay period basis; twelve paid holidays a year; flexible spending accounts for eligible medical and dependent care expenses; and a commuter assistance program. For more details, please refer to the enclosed Benefits Summary.

Severance and Change in Control. Please refer to the document included with this offer of employment entitled Severance and Change in Control Agreement which is attached hereto as Exhibit A and incorporated herein by reference.

Contingencies. Your offer of employment is contingent upon AVEO’s review and determination of a successful completion of a background investigation, which may include an evaluation of both your credit and criminal history.

On your start date you will be required to sign a standard employee Invention and Non-Disclosure Agreement attached hereto as Exhibit B.

Further, the Federal government requires you to provide proper identification verifying your eligibility to work in the United States. Please bring documents necessary to complete the Employment Eligibility Verification Form I-9 on your first date of employment. Refer to the enclosed Form I-9 for a list of acceptable documents.

Other. As a full-time employee we expect that you will devote your full time professional efforts to the business and affairs of AVEO and, accordingly, will not pursue any other employment or business opportunities outside of the Company unless approved by your management and Human Resources.

Miscellaneous. This offer of employment is intended to outline the terms of compensation and benefits available to you should you choose to accept this position. It is not intended to imply any contract or contractual rights. Your employment will be at-will. Accordingly, you or the Company may end the employment relationship for any reason, at any time.

This letter, together with the Severance and Change in Control Agreement and the Invention and Non-Disclosure Agreement to be executed by you and the Company, constitutes our entire offer regarding the terms and conditions of your prospective employment by the Company. It supersedes any prior agreements, or other promises or statements (whether oral or written) regarding the offered terms of employment.

If you decide to accept the terms of this letter, please sign one of the enclosed copies and return it to our office (attn: Human Resources.) This offer of employment is valid until January 15, 2015.

Michael, we are very excited about having you join AVEO and have every expectation of a productive and rewarding relationship together. If you have any questions regarding this offer, please call Patricia Gani at 617-299-5942.

AVEO PHARMACEUTICALS, INC.		Accepted and Agreed:

By:	/s/ Michael Bailey	By:	/s/ Michael Needle
Michael Bailey		Michael N. Needle, MD
President & Chief Executive Officer